Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Brain Scientific Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 1, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Brain Scientific Inc., in its registration statement on Form S-1 relating to the registration of 6,323,117 shares of common stock. We also consent to the reference of our firm under the caption “Experts” in the registration statement.

Salt Lake City, UT

January 28, 2020

office	801.783.2950
fax	801.783.2960

www.sadlergibb.com | Main: 2455 East Parleys Way Suite 320, Salt Lake City, UT 84109 | Provo: 3507 N University Ave #100, Provo, UT 84604